Exhibit 12

                           FINOVA CAPITAL CORPORATION
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)


                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                            --------------------
                                                              2000        1999
                                                            --------    --------

Income from continuing operations before income taxes       $ 53,841    $264,255
Add fixed charges:
  Interest expense                                           454,421     330,680
  One-third rentals                                            3,335       2,433
                                                            --------    --------
    Total fixed charges                                      457,756     333,113
                                                            --------    --------
Income as adjusted                                          $511,597    $597,368
                                                            --------    --------
Ratio of income to fixed charges                                1.12        1.79
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